Exhibit 10.1
C Acquisition Corp.
c/o Implant Sciences Corporation
600 Research Drive
Wilmington, MA 01887

December 30, 2010

Core Systems, Inc.
1050 Kifer Road
Sunnyvale, California 94086
Attention:	Stephen Lindsey
Chief Financial officer

Dear Steve:

Per your request, the following is the information needed to pay off the promissory note issued by Core Systems, Inc. to C Acquisition Corp. as of November 24, 2008, in the original principal amount of $1,625,000 (the “Note”). All capitalized terms used in this letter without definition have the respective meanings assigned to them in the Note.

Upon receipt by the Holder of the sum of $537,000 (the “Payoff Amount”), no later than 5:00 P.M. Boston time on January 14, 2011 (the “Payoff Deadline”), (i) all obligations of the Maker to the Holder under or in respect of the Note shall be deemed to be and shall be paid and discharged in full; (ii) all security interests, mortgages, liens and encumbrances that the Maker has granted to the Holder as collateral under that certain Security Agreement dated as of November 24, 2008 (the “Security Agreement”) or otherwise shall be automatically and permanently released, and (iii) the Note and the Security Agreement will, in each case, automatically terminate.

The payoff amount consists of the agreed upon note payoff amount $487,000 and $50,000, being the estimated amount needed to pay the California Sales / Use Tax obligation with respect to the sale of the Holder’s assets (the “Assets”) to the Maker on November 24, 2008. Pursuant to Section 1.5 of the Asset Purchase Agreement dated as of November 14, 2008 among the Maker, the Holder and the Holder’s parent company, any sales or use tax arising with respect to the sale of the Assets shall be borne and paid by the Maker,   and one-half of any such sales or use tax actually paid by the Maker shall be credited as a prepayment of the Note by the Maker. Please see attached the current estimate of sales tax, penalties and interest arising from the Asset Purchase Agreement, which amounts to $83,000.00.  The Holder’s share of the taxes is $33,000.00, leaving a net amount due of $50,000.00.  Upon completion of the sales / use tax audit of the Holder and the issuance of the Notice of Assessment by the California Board of Equalization, the final tax penalty and interest amounts will be presented to the Maker for payment, net of the estimated payment.

Notwithstanding the foregoing, to the extent that any payment (or any portion thereof) received by the Holder shall be subsequently invalidated, declared to be fraudulent or a fraudulent conveyance or preferential, set aside or required to be repaid to a trustee, receiver, debtor-in-possession or any other party under any bankruptcy law, state or federal law, common law or equitable cause, then to the extent that the payment is rescinded or must otherwise be restored by the Holder, whether as a result of any proceedings in bankruptcy or reorganization or otherwise, the obligations or part thereof which were intended to be satisfied shall be revived and continue to be in full force and effect, as if the payment had never been received by the Holder, and this letter shall in no way impair the claims of the Holder with respect to such revived obligations.

Upon receipt by the Holder of the Payoff Amount prior to the Payoff Deadline, the Maker, or any agent or designee of the Maker, shall be deemed to be authorized to file UCC-3 Termination Statements in all jurisdictions where UCC financing statements have been filed by the Holder against the Maker.

The Maker must deliver the Payoff Amount to the Holder by wire transfer, certified or cashiers’ check or in cash on or before the Payoff Deadline. If payment is being made by wire transfer, please use the following wire instructions and notify Roger Deschenes at (978) 752-1700 x 113 in advance of forwarding:

Bank:                       TD Bank NA
Bank Address:       1701 Route 70 East
Cherry Hill, NJ 08034
ABA:                       031201360
Account #              7930880427
Account Name:      Implant Sciences Corporation / DMRJ Group LLC
Ref:                          Core Systems

This letter constitutes an offer to compromise the amount due and payable under the Note. If, however, the Holder has not received the Payoff Amount by the Payoff Deadline and in accordance with the terms of this letter, then the offer set forth in this letter shall automatically and, without notice to the Maker, be null and void. In that event, Maker expressly reserves all its rights and remedies under the Note and the Security Agreement.

If you have any questions or need anything further, please feel free to call me at (978) 752-1700 x 103.

Sincerely,

By:  /s/ Glenn D. Bolduc
Glenn D. Bolduc
President